News

Release

Evans Bancorp, Inc.  6460 Main Street, Williamsville, NY 14221

FOR IMMEDIATE RELEASE

Evans Bancorp Reports Net Income Growth of 22% to $5.8 Million

in First Quarter 2023

WILLIAMSVILLE, NY, April 27, 2023 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported results of operations for the first quarter ended March 31, 2023.

FIRST QUARTER 2023 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

"	Net income increased 22% to $5.8 million, or $1.06 per diluted share
"	Results included $0.7 million provision release due to changes in loan balances and qualitative factors
"	Total non-interest expense of $14.5 million was flat with last year and down 3% sequentially
"	Average loan balances of $1.64 billion up 5% year-over-year and up 1% sequentially
"	Average total deposits of $1.82 billion down 1% in the quarter; The average rate paid on interest-bearing deposits was 1.24%, up from 0.16% a year ago

Net income was $5.8 million, or $1.06 per diluted share, in the first quarter of 2023, up 22%, or $1.1 million, from $4.7 million, or $0.86 per diluted share, in last year’s first quarter.  The increase reflected higher net interest income and a reduction in provision for credit losses, partially offset by lower non-interest income.  Net income for the fourth quarter of 2022 was $6.0 million, or $1.10 per diluted share.  The change from the sequential fourth quarter was largely due to a reduction in net interest income, partially offset by a release of allowance for credit losses.  Return on average equity was 14.97% for the first quarter of 2023, compared with 16.07% in the fourth quarter of 2022 and 10.46% in the first quarter of 2022.

”Evans delivered solid results during a period of heightened volatility and the headwinds of margin pressure caused by rising interest rates and competitive pricing.  Year-over-year, we have continued to execute our strategy to grow responsibly by cultivating core relationships and attracting new customers while maintaining credit quality, optimizing operational efficiency, and controlling costs to deliver optimal returns, said David J. Nasca, President and CEO of Evans Bancorp, Inc.  “Looking ahead, we remain highly focused on supporting our customers and community through this challenging economic environment.”

Evans Bancorp Reports Net Income Growth of 22% to  $5.8 Million in First Quarter 2023

April 27, 2023

Net Interest Income
($ in thousands)

	1Q 2023	4Q 2022	1Q 2022

Interest income	$23,365	$22,381	$17,517
Interest expense	6,040	3,167	1,016
Net interest income	17,325	19,214	16,501
Provision for credit losses	(654)	923	221
Net interest income after provision	$17,979	$18,291	$16,280

Net interest income of $17.3 million was down $1.9 million, or 10%, from the sequential fourth quarter due to higher interest expense given the cost increase of interest-bearing liabilities as a result of competitive pricing on deposits.  When compared with last year’s first quarter, net interest income was up $0.8 million, or 5%, as a result of the 450 basis point increase in federal funds rates and higher average loan and investment balances.

First quarter net interest margin of 3.46% declined 31 basis points over the trailing fourth quarter but improved 28 basis points from the prior-year period.  The yield on loans improved both sequentially and year-over-year, up 28 basis points and 109 basis points, respectively.  The cost of interest-bearing liabilities was 1.65% compared with 0.86% in the fourth quarter of 2022 and 0.27% in the first quarter of 2022.

The $0.7 million release of allowance in the current quarter was largely due to lower loan balances, a reduction in rate of increases in home prices in the Company’s market and lower specific reserves on impaired loans.

Upon adoption of ASU 2016-13, Measurement of Credit Losses on Financial Instruments, the Company recognized a $2.7 million increase in the allowance for credit losses as of January 1, 2023 with a cumulative adjustment to retained earnings net of tax of $2.0 million.

John Connerton, Chief Financial Officer of Evans Bank, commented, “Deposit betas accelerated during the quarter with elevated rates for deposits and customers looking for options with greater returns.  Funding balances have been maintained with the use of competitive pricing within our products, as reflected in the shift in deposit mix and subsequent increase in the rates paid on our interest-bearing deposits.  We expect that these market conditions and pricing pressures will have an impact on our margin for the second quarter.”

Asset Quality
($ in thousands)

	1Q 2023	4Q 2022	1Q 2022

Total non-performing loans	$24,084	$24,728	$20,659
Total net loan charge-offs (recoveries)	(4)	115	41
Non-performing loans / Total loans	1.45%	1.48%	1.29%
Net loan charge-offs / Average loans	-%	0.03%	0.01%
Allowance for loan losses / Total loans	1.30%	1.16%	1.16%

Evans Bancorp Reports Net Income Growth of 22% to  $5.8 Million in First Quarter 2023

April 27, 2023

Non-Interest Income
($ in thousands)
	1Q 2023	4Q 2022	1Q 2022

Deposit service charges	$613	$684	$692
Insurance service and fee revenue	2,429	2,204	2,299
Bank-owned life insurance	224	221	154
Other income	847	1,352	1,286
Total non-interest income	$4,113	$4,461	$4,431

Insurance service and fee revenue increased 10% over the sequential fourth quarter and was up 6% from last year’s first quarter.  The increase over both comparative periods was due to increased profit sharing revenue and commissions from higher premiums and new commercial lines insurance sales.

Included in the sequential 2022 fourth quarter other income was a $0.2 million gain on sale of an asset that was acquired in foreclosure as well as $0.2 million of revenue recognized relating to rents received from the acquired asset.  The decrease in other income from last year’s first quarter was primarily due to movements in mortgage servicing rights and lower loan fees.

Non-Interest Expense
($ in thousands)
	1Q 2023	4Q 2022	1Q 2022

Salaries and employee benefits	$9,413	$9,498	$9,470
Occupancy	1,173	1,190	1,180
Advertising and public relations	156	125	179
Professional services	883	871	872
Technology and communications	1,356	1,437	1,174
Amortization of intangibles	100	100	100
FDIC insurance	350	250	270
Other expenses	1,071	1,429	1,215
Total non-interest expenses	$14,502	$14,900	$14,460

Total non-interest expense decreased $0.4 million, or 3%, from the fourth quarter of 2022, and was relatively flat with last year’s first quarter.

Salaries and employee benefits were down slightly from both comparative periods as merit increases and strategic hires were offset by lower incentive accruals of $0.6 million when compared with both the sequential fourth quarter and last year’s first quarter.

Technology and communications increased $0.2 million from last year’s first quarter primarily due to higher software costs.

FDIC insurance increased $0.1 million from both comparative periods reflecting changes to the FDIC’s assessment rate schedules intended to raise the reserve ratio of the Deposit Insurance Fund.

Other expenses decreased from the sequential fourth quarter primarily due to lower loan fees of $0.3 million and expenses relating to a foreclosed property of $0.1 million in the fourth quarter.

The Company’s GAAP efficiency ratio, or noninterest expenses divided by the sum of net interest income and noninterest income, was 67.6% in the first quarter of 2023, 62.9% in the fourth quarter of 2022, and 69.1% in the first quarter of 2022.

Evans Bancorp Reports Net Income Growth of 22% to  $5.8 Million in First Quarter 2023

April 27, 2023

Income tax expense was $1.8 million, for an effective tax rate of 23.6%, in the first quarter of 2023 compared with 23.0% in the fourth quarter of 2022 and 24.0% in last year’s first quarter.

Balance Sheet Highlights

Total assets were $2.15 billion as of March 31, 2023, down 1% from December 31, 2022 and down 4% from  March 31, 2022.  The change from last year’s first quarter was due to a reduction in interest-bearing deposits at banks of $143 million, partially offset by an increase in loan balances of $54 million.  When compared with last year’s first quarter, commercial real estate loans increased $36 million, commercial and industrial loans increased $8 million, excluding PPP loan balances, and residential mortgages increased $18 million.  PPP loan balances were less than $1 million at quarter-end, down $9 million from the prior-year period.

Investment securities were $370 million at March 31, 2023, $1.6 million lower than the end of the fourth quarter of 2022 and $19 million lower than the end of last year’s first quarter.  The decrease from prior year reflects changes in unrealized gains and losses on investment securities.  The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving the safety of principal.

Total deposits of $1.85 billion increased $78 million, or 4%, from December 31, 2022, but decreased $137 million, or 7%, from the end of last year’s first quarter.  The increase from the sequential fourth quarter reflects an increase in time deposits of $87 million, municipal savings deposits of $52 million, and commercial savings of $15 million, partially offset by a decrease in consumer savings of $62 million, demand deposits of $10 million, and NOW deposits of $5 million.

When compared with the end of last year’s first quarter, there were deposit decreases in consumer savings of $163 million, commercial savings of $51 million, demand deposits of $45 million, municipal savings of $30 million, and brokered deposits of $2 million. Offsetting those decreases were higher consumer time deposits of $143 million and NOW deposits of $11 million.

While the Company has not experienced a significant outflow of deposits, in the event of such occurrences, the Bank may need to rely on other sources of funding to meet withdrawal demands. As of March, 31, 2023, given the current collateral available, advances up to $335 million can be drawn on the FHLB via the banks overnight line of credit.  Additionally, the Bank has the ability to borrow from the Federal Reserve and participates in the Bank Term Funding Program.

Capital Management

The Company has consistently maintained regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.13% at March 31, 2023 and December 31, 2022, compared with 8.57% at March 31, 2022.

Book value per share was $28.97 at March 31, 2023 compared with $28.32 at December 31, 2022 and $30.65 at March 31, 2022.  Reflected in the book value changes are the Federal Reserve’s aggressive interest rate hikes that have resulted in significant unrealized losses on investment securities, which reduced book value per share at March 31, 2023 by $4.37 when compared with the last year’s first quarter.  Such unrealized gains and losses are due to changes in interest rates and represent the difference, net of applicable income tax effect, between the estimated fair value and amortized cost of investment securities classified as available-for-sale.

Tangible book value per share was $26.44 at March 31, 2023 compared with $25.76 at December 31, 2022 and $28.08 at March 31, 2022.

On February 22, 2023, the Company declared a cash dividend of $0.66 per common share, which was paid on April 4, 2023.  The semi-annual dividend represented a $0.02, or 3%, increase from the previous semi-annual dividend paid in October 2022.

Evans Bancorp Reports Net Income Growth of 22% to  $5.8 Million in First Quarter 2023

April 27, 2023

Webcast and Conference Call

The Company will host a conference call and webcast on Thursday, April 27, 2023 at 4:45 p.m. ET. Management will review the financial and operating results for the first quarter of 2023, as well as the Company’s strategy and outlook.  A question and answer session will follow.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

A telephonic replay will be available from 8:00 p.m. ET on the day of the teleconference until Thursday,
May 4, 2023.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13737659, or access the webcast replay at www.evansbancorp.com , where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $2.1 billion in assets and $1.8 billion in deposits at March 31, 2023.  Evans is a full-service community bank with 18 branches providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Insurance Agency, a wholly owned subsidiary, provides life insurance, employee benefits, and property and casualty insurance through eight offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the impacts from COVID-19, competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski/Craig Mychajluk Kei Advisors LLC
(716) 926-2000 jconnerton@evansbank.com	(716) 843-3908 dpawlowski@keiadvisors.com
Media Contact:	cmychajluk@keiadvisors.com
Kathleen Rizzo Young Public & Community Relations Manager 716-343-5562 krizzoyoung@evansbank.com

Evans Bancorp Reports Net Income Growth of 22% to  $5.8 Million in First Quarter 2023

April 27, 2023

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
ASSETS
Interest-bearing deposits at banks	$3,832	$6,258	$6,813	$88,190	$147,277
Investment Securities	369,636	371,275	376,713	403,322	388,953
Loans	1,658,576	1,672,369	1,626,457	1,613,834	1,604,079
Allowance for credit losses	(21,523)	(19,438)	(18,630)	(18,819)	(18,618)
Goodwill and intangible assets	13,829	13,929	14,029	14,129	14,229
All other assets	123,920	134,117	124,323	107,698	104,814
Total assets	$2,148,270	$2,178,510	$2,129,705	$2,208,354	$2,240,734

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	483,958	493,710	558,805	550,079	528,962
NOW deposits	268,283	273,359	263,648	265,181	257,475
Savings deposits	807,532	801,943	913,383	1,015,511	1,051,136
Time deposits	290,141	202,667	137,910	137,561	149,243
Total deposits	1,849,914	1,771,679	1,873,746	1,968,332	1,986,816
Borrowings	120,002	231,223	83,456	59,028	64,322
Other liabilities	20,103	21,615	22,652	18,319	20,393
Total stockholders' equity	158,251	153,993	149,850	162,675	169,203

SHARES AND CAPITAL RATIOS
Common shares outstanding	5,462,763	5,437,048	5,509,917	5,508,663	5,519,831
Book value per share	$28.97	$28.32	$27.20	$29.53	$30.65
Tangible book value per share	$26.44	$25.76	$24.65	$26.97	$28.08
Tier 1 leverage ratio	9.13%	9.13%	9.00%	8.73%	8.57%
Tier 1 risk-based capital ratio	12.55%	12.29%	12.40%	12.47%	12.55%
Total risk-based capital ratio	13.80%	13.48%	13.57%	13.68%	13.78%

ASSET QUALITY DATA
Total non-performing loans	$24,084	$24,728	$25,961	$22,010	$20,659
Total net loan charge-offs (recoveries)	(4)	115	1,518	66	41

Non-performing loans/Total loans	1.45%	1.48%	1.60%	1.36%	1.29%
Net loan charge-offs (recoveries)/Average loans	-%	0.03%	0.38%	0.02%	0.01%
Allowance for credit losses/Total loans	1.30%	1.16%	1.15%	1.17%	1.16%

Evans Bancorp Reports Net Income Growth of 22% to  $5.8 Million in First Quarter 2023

April 27, 2023

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2023	2022	2022	2022	2022
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$23,365	$22,381	$20,487	$19,097	$17,517
Interest expense	6,040	3,167	1,299	1,045	1,016
Net interest income	17,325	19,214	19,188	18,052	16,501
Provision for credit losses	(654)	923	1,328	267	221
Net interest income after provision for credit losses	17,979	18,291	17,860	17,785	16,280

Deposit service charges	613	684	782	703	692
Insurance service and fee revenue	2,429	2,204	3,383	2,567	2,299
Bank-owned life insurance	224	221	161	171	154
Other income	847	1,352	1,441	1,171	1,286
Total non-interest income	4,113	4,461	5,767	4,612	4,431

Salaries and employee benefits	9,413	9,498	10,450	9,436	9,470
Occupancy	1,173	1,190	1,118	1,131	1,180
Advertising and public relations	156	125	417	438	179
Professional services	883	871	839	843	872
Technology and communications	1,356	1,437	1,339	1,237	1,174
Amortization of intangibles	100	100	100	100	100
FDIC insurance	350	250	255	250	270
Other expenses	1,071	1,429	1,273	1,349	1,215
Total non-interest expenses	14,502	14,900	15,791	14,784	14,460

Income before income taxes	7,590	7,852	7,836	7,613	6,251
Income tax provision	1,790	1,809	1,972	1,879	1,503
Net income	5,800	6,043	5,864	5,734	4,748

PER SHARE DATA
Net income per common share-diluted	$1.06	$1.10	$1.06	$1.03	$0.86
Cash dividends per common share	$0.66	$-	$0.64	$-	$0.62
Weighted average number of diluted shares	5,475,790	5,500,810	5,546,764	5,550,436	5,547,548

PERFORMANCE RATIOS
Return on average total assets	1.07%	1.12%	1.08%	1.04%	0.86%
Return on average stockholders' equity	14.97%	16.07%	14.15%	13.77%	10.46%
Return on average tangible common stockholders' equity*	16.44%	17.72%	15.46%	15.06%	11.35%
Efficiency ratio	67.65%	62.94%	63.28%	65.23%	69.08%
Efficiency ratio (Non-GAAP)**	67.18%	62.51%	62.88%	64.79%	68.60%

* The calculation of the average tangible common stockholders' equity ratio excludes goodwill and intangible assets from average stockholders equity.

** The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions.

Evans Bancorp Reports Net Income Growth of 22% to  $5.8 Million in First Quarter 2023

April 27, 2023

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2023	2022	2022	2022	2022
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
AVERAGE BALANCES

Loans, net	$1,641,162	$1,627,028	$1,597,382	$1,591,971	$1,566,716
Investment securities	382,329	382,125	406,703	392,371	357,930
Interest-bearing deposits at banks	9,824	10,416	42,788	111,457	178,729
Total interest-earning assets	2,033,315	2,019,569	2,046,873	2,095,799	2,103,375
Non interest-earning assets	133,936	135,035	122,321	116,202	110,316
Total Assets	$2,167,251	$2,154,604	$2,169,194	$2,212,001	$2,213,691

NOW	260,242	265,313	269,359	258,197	252,965
Savings	796,793	874,816	964,051	1,020,004	1,024,447
Time deposits	257,733	174,362	132,319	143,677	156,534
Total interest-bearing deposits	1,314,768	1,314,491	1,365,729	1,421,878	1,433,946
Borrowings	173,053	151,259	65,990	63,203	65,154
Total interest-bearing liabilities	1,487,821	1,465,750	1,431,719	1,485,081	1,499,100

Demand deposits	503,945	518,666	549,625	542,827	512,118
Other non-interest bearing liabilities	20,487	19,798	22,073	17,562	20,897
Stockholders' equity	154,998	150,390	165,777	166,531	181,576

Total Liabilities and Equity	$2,167,251	$2,154,604	$2,169,194	$2,212,001	$2,213,691

Average tangible common stockholders' equity*	141,111	136,406	151,690	152,345	167,287

YIELD/RATE

Loans, net	5.16%	4.88%	4.47%	4.24%	4.07%
Investment securities	2.53%	2.36%	2.23%	2.09%	1.95%
Interest-bearing deposits at banks	3.97%	3.16%	2.01%	0.81%	0.16%
Total interest-earning assets	4.66%	4.40%	3.97%	3.65%	3.38%

NOW	0.75%	0.36%	0.10%	0.09%	0.09%
Savings	0.95%	0.33%	0.19%	0.14%	0.14%
Time deposits	2.63%	1.61%	0.64%	0.49%	0.44%
Total interest-bearing deposits	1.24%	0.51%	0.22%	0.16%	0.16%
Borrowings	4.74%	3.88%	3.27%	2.95%	2.79%
Total interest-bearing liabilities	1.65%	0.86%	0.36%	0.28%	0.27%

Interest rate spread	3.01%	3.54%	3.61%	3.37%	3.11%
Contribution of interest-free funds	0.45%	0.23%	0.11%	0.08%	0.07%
Net interest margin	3.46%	3.77%	3.72%	3.45%	3.18%
* Average tangible common stockholders' equity excludes goodwill and intangible assets from average stockholders equity.